                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 14a-11(c) or 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               Dover Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                         ------------------------------

                    Notice Of Annual Meeting Of Stockholders
                         ------------------------------

                                                                  March 14, 1997

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of Stockholders of DOVER CORPORATION will be held at the 3rd Floor Executive Conference Room, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19801, on April 22, 1997, at 10:00 A.M., for the following purposes:

     1. To elect ten directors; and

     2. To transact such other business as may properly come before the meeting.

     Only holders of record of the outstanding common stock at the close of business on February 28, 1997 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                    By authority of the Board of Directors,

                                                    ROBERT G. KUHBACH

                                                                       Secretary

     STOCKHOLDERS WHO DO NOT PLAN TO ATTEND THE MEETING ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AS SOON AS POSSIBLE AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               DOVER CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This statement is furnished to the stockholders of Dover Corporation (hereinafter called the "Company" or "Dover"), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the "Meeting") to be held on April 22, 1997 or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a cost not to exceed $12,000. The approximate date on which this statement and the proxy form are to be first sent to the stockholders will be March 14, 1997.

     As of the close of business on February 28, 1997, the record date for voting, Dover had outstanding 112,707,541 shares of common stock. Each share of common stock is entitled to one vote on all matters. To the best of Dover's knowledge, no stockholder owns beneficially as much as 5% of the outstanding common stock other than Magalen O. Bryant, Post Office Box 247, Middleburg, VA 22117, who owns 6,092,204 shares (5.4%) including 597,876 shares held in a trust in which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest.

     DOVER WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREIN, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF DOVER'S 1996 ANNUAL REPORT ON FORM 10-K INCLUDING THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A REQUEST THEREFOR SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT DOVER'S OFFICE, 280 PARK AVENUE, NEW YORK, NY 10017.

     The shares covered by each proxy will be voted for the election of the ten
(10) nominees or their substitutes as indicated below, unless directed otherwise in the proxy in which case the shares will be voted as directed. The proxy also grants discretionary authority to the proxies in connection with other matters that may properly come before the meeting.

     Abstentions and broker non-votes will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the notice of meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and broker nonvotes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

     A person giving a proxy may revoke it at any time before it is exercised by written notice to the Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing a return of the proxy.

                               SECURITY OWNERSHIP

     The following table provides information as of February 28, 1997, as reported to the Company by the persons and members of the group listed, as to the number of shares and the percentage of Dover's common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each executive officer listed in the compensation table and (iii) all Directors, nominees and executive officers of Dover as a group.

                                                             NUMBER OF SHARES(1)     PERCENTAGE
                                                             -------------------     ----------
    David H. Benson........................................           2,700(2)             *
    Magalen O. Bryant......................................       5,494,328(3)           5.4
                                                                    597,876(4)
    Lewis E. Burns.........................................         172,889                *
    Jean-Pierre M. Ergas...................................          10,700                *
    Roderick J. Fleming....................................           1,700
    John F. Fort...........................................          49,700                *
    Rudolf J. Herrmann.....................................          30,267                *
    James L. Koley.........................................          11,700(5)             *
    John F. McNiff.........................................         171,654(6)             *
    Anthony J. Ormsby......................................          58,700(7)             *
    John E. Pomeroy........................................          97,880                *
    Thomas L. Reece........................................         190,565(8)             *
    Gary L. Roubos.........................................         319,679(9)             *
    Jerry W. Yochum........................................          38,497                *
    Directors and Officers as a Group......................       7,583,243              6.2

  * Less than one percent.
---------------
(1) Includes shares which are (a) owned by officers in the Company's Retirement Savings Plan, totaling 69,948 shares and (b) subject to options exercisable within 60 days for the following person(s): Mr. Burns, 95,327 shares; Mr. Herrmann, 16,648 shares; Mr. McNiff, 118,426 shares; Mr. Pomeroy, 67,887 shares; Mr. Reece, 75,356 shares; Mr. Roubos, 59,285 shares; Mr. Yochum, 26,098 shares; and all directors and officers as a group, 605,366 shares.

(2) Includes 500 shares held by his spouse.

(3) Includes 152,480 shares held by a corporation over which she has control.

(4) Held in a trust of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest.

(5) Includes 5,000 shares held in various retirement trusts for Mr. Koley and his spouse and 2,000 shares held by a retirement plan as to which Mr. Koley is a co-trustee and beneficiary.

(6) Includes 600 shares held as custodian for a minor.

(7) Includes 50,000 shares in a personal holding company as to which he disclaims any beneficial interest.

(8) Includes 37,705 shares held by his spouse.

(9) Includes 62,924 shares held by his spouse and 63,497 shares held by a limited liability company as to which he disclaims any beneficial interest.

                            1. ELECTION OF DIRECTORS

     The proxies will vote the shares covered by a proxy for the election as directors of the ten (10) nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. If any such nominee for election is not for any reason a candidate for election at the meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. All the nominees are presently directors. Each director elected at the annual meeting will serve until the election and qualification of his successor.

     Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the nominees in the absence of instructions to the contrary.

                                                                                      YEAR FIRST
                                     BUSINESS EXPERIENCE FOR PAST FIVE YEARS,           BECAME
        NAME AND AGE              POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS        DIRECTOR
----------------------------  ------------------------------------------------------  ----------
David H. Benson.............  Non-Executive Director and formerly Vice Chairman of     1995
     59                       Kleinwort-Benson Group Plc.; Chairman, Kleinwort
                              Charter Investment Trust Plc. (financial management);
                              Director of The Rouse Company (real estate
                              development); Director of Harrow Corporation
                              (industrial manufacturing); Non-Executive Director of
                              British Gas Plc. and Marshall Cavendish Ltd.; Trustee
                              of The Charities Official Investment Fund and The
                              Pilot Funds (financial management).
Magalen O. Bryant...........  Director of Carlisle Companies Incorporated and          1979
     68                       O'Sullivan Corp. (industrial manufacturing).

Jean-Pierre M. Ergas........  Executive Vice President, Europe, Alcan Aluminum, Ltd.   1994
     57                       (aluminum manufacturer); previously Chairman and Chief
                              Executive Officer of American National Can Company
                              (beverage can manufacturer); Director of ABC Rail
                              Products Corporation (rail equipment manufacturer);
                              and Brockway Standard Holdings Corporation (container
                              manufacturer).

Roderick J. Fleming.........  Director, Robert Fleming Holdings Ltd. (financial        1995
     43                       management); previously International Portfolio
                              Director (through November 1991), Director, Capital
                              Markets (through July 1993), and Director of Corporate
                              Finance UK (through April 1994) at Robert Fleming;
                              Director of Aurora Exploration and Development
                              Corporation Ltd. (natural resources); Updown
                              Investment Company Ltd. (financial management); and
                              West Rand Consolidated Mines Limited (natural
                              resources).

                                                                                      YEAR FIRST
                                     BUSINESS EXPERIENCE FOR PAST FIVE YEARS,           BECAME
        NAME AND AGE              POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS        DIRECTOR
----------------------------  ------------------------------------------------------  ----------

John F. Fort................  Director of Tyco International Ltd. (fire protection     1989
     55                       systems and industrial products) and formerly Chairman
                              (through January 1993) and Chief Executive Officer
                              (through July 1992); Director Roper Industries
                              (industrial products).

James L. Koley..............  Chairman, Koley, Jessen, Daubman & Rupiper, P.C. (law    1989
     66                       firm); Chairman of the Board of Directors of Arts-Way
                              Manufacturing Co., Inc. (agricultural manufacturing).

John F. McNiff..............  Vice President-Finance of Dover; Director, The Allen     1996
     54                       Group (telecommunications products); and The Haven
                              Fund (financial management).

Anthony J. Ormsby...........  Private investor.                                        1971
     70

Thomas L. Reece.............  President (since May 1993) and Chief Executive Officer   1993
     54                       (since May 1994) of Dover; prior thereto Vice
                              President of Dover and President of Dover Resources,
                              Inc.

Gary L. Roubos..............  Chairman of the Board of Dover; previously Chief         1976
     60                       Executive Officer (through May 1994) and President
                              (through May 1993) of Dover for more than five years;
                              Director of Bell & Howell Company (information
                              management); Omnicom Group, Inc. (advertising); and
                              The Treasurers Fund (financial management).

     During 1996, the Board of Directors held five meetings. The Board has three standing committees, namely an Audit Committee, a Compensation Committee and an Executive Committee.

     The Audit Committee is composed of four directors who are not employees of the Company. The functions of the Audit Committee consist of annually recommending to the Board of Directors the appointment of the independent auditors; reviewing with management and such auditors the audit plan and results of the auditing engagement; and reviewing management's program for ensuring the adequacy of Dover's system of internal accounting controls. In 1996, the Audit Committee held two meetings. Members of the Audit Committee are Anthony J. Ormsby (Chairman), David H. Benson, Roderick J. Fleming and James L. Koley.

     The Compensation Committee is composed of three directors who are not employees of the Company. It approves compensation for corporate executive officers, grants, awards and payouts under the stock option plan and performance program and minor compensation plan changes. In 1996, the Compensation Committee held one meeting. Its members are John F. Fort (Chairman), Magalen O. Bryant and Jean-Pierre M. Ergas.

     The Executive Committee is composed of six directors. The Executive Committee is generally empowered to act unanimously on behalf of the Board and meets or otherwise takes action on an as needed basis between the regularly scheduled quarterly Board meetings. The Executive Committee held no meetings during 1996. Members of the Executive Committee are Gary L. Roubos (Chairman), Magalen O. Bryant, John F. Fort, James L. Koley, Anthony J. Ormsby and Thomas L. Reece.

                            DIRECTORS' COMPENSATION

     Management directors receive no compensation for services as a director or as a member of any Committee. Effective January 1, 1996, the Company adopted the Dover 1996 Non-Employee Directors' Stock Compensation Plan (the "Directors' Plan"). Under the Directors' Plan, non-employee directors are granted 1,000 shares of the Company's Common Stock per year as their primary compensation for serving as directors. If any director serves for less than a full calendar year, the number of shares to be granted to that director for the year will be adjusted pro rata, based on the number of days served. For 1996, each non-employee director received 1,000 shares and received a fee of $2,000 for serving on any of the Board Committees. Each of the non-executive directors also received $1,500 for each Board or Committee meeting attended.

     James L. Koley is Chairman of Koley, Jessen, Daubman & Rupiper, P.C., a Nebraska law firm which has performed legal services on behalf of Dover.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries on an accrual basis to the Chief Executive Officer and the four other most highly paid executive officers for services in all capacities for each of the three calendar years ended December 31, 1996.

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                             ---------------------------
                                                                   AWARDS     PAYOUTS
                                                                 ----------  ----------
                                                ANNUAL           SECURITIES  LONG-TERM
                                          COMPENSATION(1)(2)     UNDERLYING  INCENTIVE         ALL
               NAME AND                ------------------------   OPTIONS       PLAN          OTHER
          PRINCIPAL POSITION           YEAR   SALARY    BONUS      (#)(3)     PAYOUTS    COMPENSATION(4)
-------------------------------------- ----  --------  --------  ----------  ----------  ---------------
Thomas L. Reece....................... 1996  $780,000  $850,000    50,029    $  855,168     $  12,391
  CEO of Dover since May 1994;         1995   650,000   650,000    60,794       764,541         7,392
  Director and President of Dover      1994   450,000   400,000    18,280       209,304        25,693
  since May 1993
Lewis E. Burns........................ 1996   470,000   320,000    14,991       949,939        66,896
  Vice President of Dover;             1995   450,000   310,000    21,788       670,320        54,800
  Director and President of Dover      1994   405,000   235,000    14,300       390,947        42,200
  Industries, Inc.
Rudolf J. Herrmann.................... 1996   425,000   290,000    12,589       416,813         7,392
  Vice President of Dover;             1995   400,000   230,000    19,880       274,968         7,392
  Director and President of Dover      1994   325,000   225,000    10,060       232,064         7,392
  Resources, Inc.

                                                                     [table continues on following page]

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                   AWARDS     PAYOUTS
                                                                 SECURITIES  LONG-TERM
                                                ANNUAL           UNDERLYING  INCENTIVE         ALL
               NAME AND                   COMPENSATION(1)(2)      OPTIONS       PLAN          OTHER
          PRINCIPAL POSITION           YEAR   SALARY    BONUS      (#)(3)     PAYOUTS    COMPENSATION(4)
-------------------------------------- ----  --------  --------    ------    ----------      -------
John E. Pomeroy....................... 1996   450,000   325,000    14,703     1,056,957        73,862
  Vice President of Dover;             1995   390,000   315,000    19,084       986,076        63,696
  Director and President of Dover      1994   340,000   210,000    11,960       432,818        35,292
  Technologies, Inc.
Jerry W. Yochum....................... 1996   430,000   285,000    12,877       708,923        22,960
  Vice President of Dover;             1995   395,000   240,000    19,562       458,790        12,962
  Director and President               1994   365,000   220,000    12,860       445,814        58,818
  of Dover Diversified, Inc.

---------------
(1) The bonus amount is determined as described in the Compensation Committee Report on page 11 of this proxy statement. Cash bonuses for the calendar years shown have been listed in the year earned, and were generally paid in February of the following calendar year.

(2) Perquisites and other personal benefits paid to each officer in each instance aggregated less than $50,000 or 10% of total salary plus bonus, and accordingly are omitted from the table.

(3) Retroactively adjusted for the 2 for 1 stock split in September 1995.

(4) Represents Company contributions to the Dover Retirement Savings Plan, reportable annual increase in the Company's obligation to participants under the Executive Deferred Income Plan or similar accrual, Company payments to other defined contribution plans and Company paid life insurance premiums on split-dollar term life insurance. For 1996, these amounts are detailed as follows:

                                                                      OTHER
                                             DOVER     EXECUTIVE    EXECUTIVE
                                            SAVINGS    DEFERRED     RETIREMENT   INSURANCE
                     NAME                    PLAN     INCOME PLAN     PLANS      PREMIUMS    TOTAL
    --------------------------------------  -------   -----------   ----------   --------   --------
    T. L. Reece...........................  $ 7,392     $ 4,949      $     --     $   --    $ 12,391
    L. E. Burns...........................    3,696          --       359,000         --     362,696
    R. J. Herrmann........................    7,392          --            --         --       7,392
    J. E. Pomeroy.........................    3,696       4,166        66,000         --      73,862
    J. W. Yochum..........................    7,392       9,998            --      5,570      22,960

                 STOCK OPTION PLAN AND CASH PERFORMANCE PROGRAM

     The Company has an Incentive Stock Option Plan and Cash Performance Program, adopted in 1995 (replacing a similar plan which expired in January
1995), which provides for stock options coordinated with performance awards. At the time of grant, allocations are made such that of each combined award, greater emphasis is given to cash performance awards at the operating level, and greater emphasis is given to stock options at the corporate level. Information on current grants and cash performance awards is given below. For payouts on prior awards under the old program see the Summary Compensation Table on page 5.

                      OPTION GRANTS IN LAST CALENDAR YEAR

                                   NUMBER OF      % OF TOTAL
                                  SECURITIES        OPTIONS
                                  UNDERLYING      GRANTED TO     EXERCISE                       GRANT DATE
                                    OPTIONS      EMPLOYEES IN      PRICE        EXPIRATION        PRESENT
              NAME               GRANTED(#)(1)   CALENDAR YEAR   ($/SHARE)         DATE         VALUE($)(2)
-------------------------------- -------------   -------------   ---------   -----------------  -----------
Thomas L. Reece.................     50,029            11         $ 47.06     February 8, 2006   $ 684,397
Lewis E. Burns..................     14,991             3           47.06     February 8, 2006     205,077
Rudolf J. Herrmann..............     12,589             3           47.06     February 8, 2006     172,218
John E. Pomeroy.................     14,703             3           47.06     February 8, 2006     201,137
Jerry W. Yochum.................     12,877             3           47.06     February 8, 2006     176,157

---------------
(1) The options become exercisable on February 8, 1999.

(2) The Black-Scholes model used to calculate the hypothetical values at date of grant considers the following factors to estimate the option's present value: the stock's historic volatility calculated using the average daily market price of the Company's common stock over a suitable current period, the expected life of the option, risk-free interest rates and the stock's expected dividend yield. The assumptions used in the model for this valuation were: average stock price volatility .259021%; expected life 6 years; risk-free interest rate of 6.03%; and an expected dividend yield of 1.3%. This resulted in a discounted per share value of $20.18 (43% of the option price). The Black-Scholes model assumes that an option is not cancelable and that it can be sold at any time for cash. Since those assumptions are not applicable here, the Company has reduced the above grant date present values by 22% based upon its historical cancellation rates and another 10% based upon the Company's expectation that, except in cases of unusual need, shares acquired through the exercise of options are to be held by participants for the duration of their employment with Dover. This resulted in a final grant date present value of $13.68 per share.

  AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND YEAR-END OPTION VALUES
               (AS ADJUSTED FOR THE 2 FOR 1 STOCK SPLIT IN 1995)

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING              VALUE(1) OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               SHARES                          AT YEAR END(#)                AT YEAR END($)
                             ACQUIRED ON    VALUE(1)     ---------------------------   ---------------------------
            NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------- -----------   -----------   -----------   -------------   -----------   -------------
Thomas L. Reece.............    38,112     $ 1,245,158      57,075        129,103      $ 1,752,640    $ 1,892,525
Lewis E. Burns..............        --              --      81,027         51,079        1,878,531        828,937
Rudolf J. Herrmann..........     3,551         102,601       9,769         42,529          207,432        690,604
John E. Pomeroy.............    18,841         682,193      55,927         45,747        1,452,224        719,741
Jerry W. Yochum.............        --              --      13,238         45,299          365,898        724,680

---------------
(1) Calculated by determining the difference between the exercise price and the average of high and low market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 31, 1996, as the case may be.

             LONG-TERM INCENTIVE PLAN AWARDS FOR CALENDAR YEAR 1997

                                                                     PERFORMANCE OR      ESTIMATED FUTURE
                                                                      OTHER PERIOD        PAYOUTS UNDER
                                                  FEBRUARY 1996     UNTIL MATURATION     NON-STOCK PRICE
                      NAME                            AWARD            OR PAYOUT          BASED PLANS(1)
------------------------------------------------  -------------     ----------------     ----------------
Thomas L. Reece.................................    $ 355,775           1997-1999            $355,775
Lewis E. Burns..................................      358,628           1997-1999             358,628
Rudolf J. Herrmann..............................      329,670           1997-1999             329,670
John E. Pomeroy.................................      363,083           1997-1999             363,083
Jerry W. Yochum.................................      327,443           1997-1999             327,443

---------------
(1) The actual cash payout at the end of the three year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters, namely: (1) (a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and (2) (a) return on equity, or (b) return on investment (ROI). Parameters (1) (a) and (2) (a) apply to Mr. Reece and other Corporate officers and parameters (1) (b) and
    (2) (b) apply to the other four listed officers and those participating officers at independent subsidiaries and operating companies.

     There is no payout if growth in earnings is not achieved; there is no payout if return on equity or ROI is less than 10 percent. Moreover, the earnings in the base year (the year preceding the award year) from which earnings growth is measured may not be less than an amount equal to 10 percent of equity or 10 percent of ROI.

     There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 20% of average annual nominal earnings increase over the three year performance period. Beginning with 1998 earned payouts, if any, at the operating company level, the 20% limitation will be increased to 30%. The same plan is applied to three separate "Business Units" as follows: (a) the entire company for corporate officers, (b) the market segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers.

     Given the foregoing, the range of payouts is large. For the past three years, the amounts shown in the Payout Column of the Summary Compensation Table represent percentage payouts from zero to 1,170% of the award given three years prior to the year of the payout. Given this range, it is difficult to forecast the required estimates called for by this column; the amounts shown above, payable in February 2000, represent payouts at the 100% level on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a ROI/Return on Equity of 13% over the three-year performance period, or various other similar combinations of growth and ROI. Actual payouts for the three-year performance period ended December 31, 1996 (shown on the Summary Compensation Table, pages 5 and 6) were: Mr. Reece 629%, Mr. Burns 521%, Mr. Herrmann 325%, Mr. Pomeroy 693% and Mr. Yochum 433%.

                                RETIREMENT PLANS

     Dover has many defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has unfunded supplemental executive retirement plans and other similar unfunded retirement programs ("SERPs") which provide retirement benefits for eligible employees including certain officers of Dover and its subsidiaries. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.

     Benefits under various defined benefit plans and related SERPs are based generally upon (i) final average compensation, defined as the highest 60 months of compensation out of the last 120 months and (ii) the years of benefit service. Compensation for plan purposes includes salary and annual bonus but excludes any payments under the cash performance award program or stock option awards. Generally, vesting occurs after completion of five years of employment subsequent to age 18. The following table shows the estimated annual benefits payable upon retirement to persons in the specified remuneration and years of service classifications. The years of covered employment for eligible persons named in the Summary Compensation Table are: Mr. Reece 24, Mr. Herrmann 8, and Mr. Yochum 14. All of these persons are vested. The benefit amounts listed in the table do not include Social Security Benefits to which the covered employee may be entitled.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                               ------------------------------------------------------------
FINAL AVERAGE COMPENSATION        15           20           25           30           35
--------------------------     --------     --------     --------     --------     --------
        $  500,000             $109,500     $146,000     $182,400     $218,900     $255,400
           600,000              132,000      176,000      219,900      263,900      307,900
           700,000              154,500      206,000      257,400      308,900      360,400
           800,000              177,000      236,000      294,900      353,900      412,900
           900,000              199,500      266,000      332,400      398,900      465,400
         1,000,000              222,000      296,000      369,900      443,900      517,900
         1,100,000              244,500      326,000      407,400      488,900      570,400
         1,200,000              267,000      356,000      444,900      533,900      622,900
         1,300,000              289,500      386,000      482,400      578,900      675,400
         1,400,000              312,000      416,000      519,900      623,900      727,900
         1,500,000              334,500      446,000      557,400      668,900      780,400

     Mr. Pomeroy participates in the Supplemental Executive Retirement Program of Dover Technologies. This is a nonqualified account balance plan which, based on annual salary and bonus, credits to individuals the amounts which an employer could have made to the account of such individual under an existing qualified defined contribution plan but for current Federal statutory limitations, less amounts actually contributed to such qualified plans for such individual. For 1996, Mr. Pomeroy's account was credited with $61,500. Account balances are currently credited with interest at the rate of 10% per annum, compounded monthly, so long as such individual remains an employee. Amounts credited are payable in a lump sum upon retirement.

     Mr. Burns has a separate supplemental retirement arrangement with the Company. Under the terms of this arrangement, the Company credits an amount equal to 8% of Mr. Burns' annual salary plus bonus, less any employer contributions made to company sponsored qualified plans for Mr. Burns' benefit. The amount is compounded annually at a rate of 10% and will be paid in a lump sum payment to Mr. Burns upon his retirement from the Company. For 1996, Mr. Burns' total credit was $63,200.

                          CHANGE OF CONTROL PROVISIONS

     The Company has agreements (soon to be amended) with Mr. Roubos, Mr. Reece and other officers including those shown on the Summary Compensation Table designed to encourage each such officer to continue to carry out his duties with the Company in the event of a potential change of control of the Company. For purposes of these agreements, a "change of control" occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company's common stock,
(b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or (c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The amended agreements will provide that if within eighteen (18) months following a change of control of the Company the officer's employment is terminated (all as defined in the agreements) either by the Company for other than "cause" or "disability" or by such officer for "good reason", then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not a bonus under the Performance Plan or any other compensation) received by such officer in any of the most recent five years. The severance amounts to be paid may be subject to reduction if the officer, at the time of termination, is within 36 months from his normal retirement age. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options which have been held by the officer for more than six months will immediately vest and become exercisable. Also, in the event of a change of control, the present value of certain unfunded deferred compensation plans, including the Company's SERP plans, will be paid immediately to such officers in a lump sum.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of at least three times the individual's annualized includable compensation for the base period, as defined in the Code. Although Dover payments would not be expected to reach this amount in most cases, if excess taxes are paid they would be grossed-up.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of independent outside directors. The Committee approves annual compensation for corporate executive officers, administers the Dover incentive stock option and cash performance program and any minor changes in other compensation programs. From time to time, but not less than once every five years, the Committee reviews studies done by its independent compensation consultant as to the competitiveness of the Company's overall executive compensation program. This was last done in 1994, and to a limited extent in 1996, and the results of that review are reflected in this report.

A. EXECUTIVE COMPENSATION POLICY

     The Committee's basic overriding compensation principle is that compensation at the corporate level, the independent subsidiary level, and at the operating president level should be linked to total return to stockholders generally and relative to other comparable companies. The Committee also believes that all compensation, i.e., annual, medium-term and long-term, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually with salaries and bonuses, on a medium-term (three-year) basis with the cash performance program, and on a long-term basis with stock options. The relative "mix" of medium-term and long-term opportunity is also adjusted with increasingly larger percentages allocated to long-term reward potential the higher the recipient is in the organization. Performance awards and stock option grants are annual, but payouts on cash awards, if earned, occur three years later and options generally have a 10-year term, but are not exercisable for three years. With respect to pensions and other benefit type programs, the Committee has set a target at the median of comparable companies. Substantially all compensation to be paid to the executive officers for 1997 is expected to qualify for deductibility for federal income tax purposes under Section 162(m) of the Code.

     Annual Compensation: The Committee reviews the Company's performance annually. The compensation programs of the Company are highly leveraged on the basis of performance. The Company has for years performed in the top quartile as measured by the Management Compensation Services Project 777 database (the "Project 777 database"), which currently includes in excess of 40% of the manufacturing companies included in the Fortune 500 Listings. The Project 777 database includes a substantially larger number of companies than the peer index group referred to in connection with the Stock Performance Graph below. The average rank in the Project 777 database, which determines the overall standing, is the average of the following nine separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales for the current year; return on assets for one year and five years; and total capital return for one and five years. As a result of the 1994 compensation review mentioned above, the Committee has determined that as long as the Company continues to perform in the top quartile, salaries and bonuses will be targeted at the 60th to the 75th percentile for all company executives. Should the Company's performance fall below that level, compensation targets will be adjusted downward. Annual bonuses vary with annual performance based upon earnings growth, return on investment and achievement of special Company goals as well as the Committee's judgment of overall performance.

     Long-Term Compensation: Dover's management, the Committee and the Board of Directors believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company over some longer period of time. Given the different levels and opportunities to impact Dover's long-term growth, and hence benefit Dover's stockholders, Dover has a long-term compensation program including both stock options and cash incentive awards (the "Plan").

     Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options and incentive awards. The Plan basically provides a "mix" of the two incentives, with operating management receiving a substantial percentage of their respective gain opportunity in the form of cash incentive awards, and the executive officers receiving a substantial portion of their opportunity in the form of stock options. The basic calculation begins with the individual's base salary and may include the most current annual cash bonus, which is then multiplied by a factor to determine the size of the incentive award (100% payout case) and the value of the stock option grant, which is then converted into shares. For the officers identified in the Summary Compensation Tables above, the cash incentive awards under the Plan were based on multiples ranging from .13 to .45, and the number of shares granted was based on a multiple ranging from .90 to 1.65. In all cases, the multiples were initially determined by an independent consultant, and confirmed by the Committee. Cash incentive awards are annual and prior awards are not considered by the Committee when current awards are made. Likewise, the number of shares that may be granted to each participant is not otherwise limited and prior grants are not considered by the Committee when current grants are awarded. The number of optionees in each annual grant averages just under one percent of the total number of Dover employees. The annual shares granted has averaged about 1/3 of 1% of shares outstanding over the past five years and was less than 1/2 of 1% in 1997. Dover expects that, except in cases of unusual need, shares acquired through options will be held by participants (including participant's family members) for the duration of their employment with the Company.

B. CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee awarded Mr. Thomas L. Reece, Chief Executive Officer, a bonus of $850,000 for 1996, which was equal to 109% of his 1996 salary. This determination was based upon: (a) outside independent compensation survey data, which places the compensation of Mr. Reece near the high end of the median range of the comparative group for companies of Dover's size; (b) the record sales and earnings achieved in 1996; (c) the 1996 earnings increase of 40%; (d) the general business environment during 1996; and (e) a subjective judgment factor which is the prerogative of the Committee. The first three factors were given the greatest weight by the Committee.

Compensation Committee: John F. Fort, Chairman
                      Magalen O. Bryant
                      Jean-Pierre M. Ergas

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*


                           TOTAL STOCKHOLDER RETURNS


                                   PEER          DOVER            S&P
                                GROUP INDEX    CORPORATION      500 INDEX
                                -----------    -----------      ----------

DEC-91                                 100             100             100
DEC-92                              110.65          112.18          107.62
DEC-93                              138.09          156.01          118.46
DEC-94                              138.28          134.93          120.03
DEC-95                              189.55          195.86          165.13
DEC-96                              255.45          271.89          203.05

     This graph assumes $100 invested on December 31, 1991 in Dover Corporation common stock, S&P 500 index and a peer group index. Each mark on the axis displaying the years 1991 through 1996 represents December 31 of that year. The peer index consists of the following companies selected by the Company based on its assessment of businesses with similar industrial characteristics: Ametek Inc., AMP Inc., Applied Power-CL A, Carlisle Cos. Inc., Coltec Industries, Cooper Industries Inc., Crane Co., Danaher Corp., Eaton Corp., EG&G Inc., Emerson Electric Co., Federal Signal Corp., General Electric Co., General Signal Corp., Harnischfeger Industries Inc., Hubbell Inc., Illinois Tool Works, Ingersoll-Rand Co., ITT Industries Inc., Keystone International, Parker-Hannifin Corp., Pentair Inc., Tecumseh Products Co., TRW Inc., Tyco International Inc. and United Technologies Corp.

     * Total return assumes reinvestment of dividends.

                                 MISCELLANEOUS

                                 OTHER MATTERS

     Management does not know of any other business to be taken up at the annual meeting. If, however, any other business properly comes before the meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The independent certified public accounting firm of Coopers & Lybrand L.L.P. is the principal independent public accountant selected in May, 1996 to audit the annual accounts of Dover and its subsidiaries, and in such role, has audited the financial statements for the current year. This firm also audited the financial statement for the year 1996. Representatives of Coopers & Lybrand L.L.P. are not expected to be present at the annual meeting.

     On August 7, 1995, KPMG Peat Marwick LLP ("Peat Marwick"), which had been the independent certified public accountant for Dover for many years, was terminated. The decision to change accountants was recommended by the Company's management, and approved by both the Company's Audit Committee and Board of Directors.

     Peat Marwick's reports on the financial statements for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, other than to include a statement ". . . in 1992 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' and the Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other than Pensions.' "

     In connection with its audits for the year ended December 1994, and during the subsequent interim periods, there had been no disagreements with Peat Marwick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor have any "reportable events" (as described in Item 304 (a)(1)(v) of Regulation S-K) occurred.

     The Company requested that Peat Marwick furnish it with a letter addressed to the Securities and Exchange Commission ("SEC") stating whether it agrees with the above statements, which was done and filed with the SEC.

     During the year ended December 1994 and through August 7, 1995, the Company did not consult with Coopers & Lybrand L.L.P. on items which were subject to Statement on Auditing Standards No. 50 or which concerned a disagreement or "reportable event" with the former accountants.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on filings made with the Commission the Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1996, except that (a) Mr. Yochum was late in reporting certain gifts to family members made prior to 1995, which gifts were reported in his February

1996 Form 5, (b) the Company filed amended Form 5's for certain officers to reflect the regular annual stock option grants made in February 1996 and one spousal gift made in May 1996, and (c) the Company filed Form 5's for the outside directors about three weeks late due to an administrative error.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     In order for stockholder proposals to be included in Dover's proxy statement for the 1998 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017 by December 23, 1997. All other stockholder proposals, including nominations for directors, must be received by Dover not less than 60 days nor more than 90 days prior to the Meeting, which is scheduled for April 28, 1998.

Dated: March 14, 1997

                                          By authority of the Board of
                                          Directors,

                                          ROBERT G. KUHBACH
                                          Secretary

                               DOVER CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /-/


1. Election of Directors -
   Nominees: D. H. Benson, M. O. Bryant,
   J. P. M. Erges, R. J. Fleming, J. F. Fort,
   J. L. Koley, J. F. McNeil, A. J. Ormsby,
   T. L. Reece and G. L. Roubos.

For     Withhold       For All
All        All         Except those whose name(s) appear below.
/ /        / /          / / __________________________________________________


2. To transact such other business as may properly come before the meeting.

For     Against        Abstain
/ /       / /            / /


The Board of Directors recommends a Vote FOR Item 1.

                        Date _____________________________, 1997

________________________________________________________________
                          Signature

________________________________________________________________
                          Signature

  Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.


PROXY                                                                      PROXY

                               DOVER CORPORATION

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 22, 1997

        The undersigned hereby appoints Gary L. Roubos, Thomas L. Reece and Robert G. Kuhbach, or any of them, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 22, 1997, at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof revoking any proxy or proxies heretofore given.

      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS
 MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE
               VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.